ImmuCell Announces Financial Results for 2014

Sales for Full Year Increase 26%; Sales for Fourth Quarter Increase 41%; Investing in Company-Owned Facility to Meet Growing Sales Demand

PORTLAND, ME -- (Marketwired - February 11, 2015) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for 2014 and its fourth quarter ended December 31, 2014.

2014 Full Year and Fourth Quarter Overview:

  Sales increased 26% to $7.60 million for full year 2014, compared to a year ago;
  Sales increased 41% to $2.21 million during fourth quarter 2014, compared to same quarter a year ago;
  Tenth (10th) consecutive quarter of positive sales growth and 16th quarter of positive sales growth out of the last 17 quarters, compared to same periods in prior years;
  Cash, cash equivalents, short-term and long-term investments balance of $3.84 million at December 31, 2014;
  During first quarter 2015, construction of a 7,100 square foot facility addition was completed, expanding the size of the Company-owned facility to approximately 35,000 square feet and increasing production capacity for First Defense®;
  Investment in facility modifications and processing equipment necessary to verify production costs and to produce pharmaceutical-grade Nisin for the Mast Out® regulatory submission to FDA completed during third quarter 2014;
  Regulatory submission anticipated during third quarter 2015 after new production plant and equipment is optimized and validated; and
  During third quarter 2014, sales of First Defense® surpassed 14 million doses since market launch in 1991.

2014 Full Year and Fourth Quarter Financial Results
For the year ended December 31, 2014, product sales increased by 26% to $7,597,000 compared to $6,007,000 in the prior year. For the fourth quarter ended December 31, 2014, product sales increased by 41% to $2,205,000 compared to $1,559,000 during the same period of the prior year. Sales increases were primarily driven by positive market economics and increased market acceptance of First Defense® and related product line extensions for the prevention of newborn calf scours. Sales of the First Defense® product line increased by 44% and 27% during the three-month and twelve-month periods ended December 31, 2014, respectively, in comparison to the same periods ended December 31, 2013.

Gross margin during the year ended December 31, 2014 was 59% of product sales, compared to 51% during the prior year. Gross margin during the fourth quarter of 2014 was 61% of product sales, compared to 39% in the fourth quarter of 2013. Driven by First Defense® sales, the Company expects to maintain margins above 50% for the foreseeable future.

Sales and marketing expenses for the year ended December 31, 2014 were $1,317,000 compared to $987,000 during 2013. Sales and marketing expenses aggregated 17% and 16% of product sales during 2014 and 2013, respectively. Sales and marketing expenses for the fourth quarter of 2014 were $396,000 compared to $262,000 during the fourth quarter of 2013. The annual target for these expenses is up to 20% of product sales.

Product development expenses of $2,179,000 during the year ended December 31, 2014 were comprised of $973,000 in connection with the installation of the pharmaceutical-grade Nisin production facility (which management considers non-recurring, infrequent and unusual expenses) and $1,206,000 in connection with other product development expenses. In comparison, product development expenses during 2013 were $1,154,000, which figure included $110,000 of expenses incurred in connection with this facility investment. Product development expenses increased by $138,000 to $463,000 during the three-month period ended December 31, 2014, as compared to $325,000 during the same period in 2013.

If the Company had elected not to incur $973,000 in non-recurring, infrequent and unusual product development expenses (described above) during 2014, the Net Operating (Loss) of ($206,000) would have been improved to Net Operating Income of $767,000. In comparison, the Net Operating (Loss) of ($20,000) incurred during 2013 would have been improved to Net Operating Income of $90,000 if the $110,000 of expenses related to this facility investment had not been incurred.

The Net Operating (Loss) of ($206,000) during 2014 included $449,000 of non-cash depreciation and amortization expenses. In comparison, the Net Operating (Loss) of ($20,000) during 2013 included $417,000 of non-cash depreciation and amortization expenses.

As projected, after a large investment in product development expenses (described above) primarily during the first half of 2014, the Company returned to profitability during the third quarter of 2014. The Net (Loss) of ($308,000) for the first six months of 2014 was followed by Net Income of $141,000 during the last six months of 2014. The Net (Loss) was ($167,000), or ($0.06) per share, during the year ended December 31 2014, in contrast to Net Income of $117,000, or $0.04 per diluted share, during 2013. Net Income was $131,000, or $0.04 per diluted share, during the fourth quarter of 2014, in contrast to a Net (Loss) of ($151,000), or ($0.05) per share, during the fourth quarter of 2013.

Outlook
The Company is expecting to see continued growth in product sales for the foreseeable future. Investments have been, and are being, made to increase production capacity in response to the sales growth. Sales of First Defense® and related product line extensions generate profitability when significant investments in product development expenses are not made. Work is underway to complete the two remaining Technical Sections required for approval of the New Animal Drug Application (NADA) for Mast Out® by the U.S. Food and Drug Administration (FDA). Completion of the Human Food Safety (HFS) Technical Section is currently anticipated by the end of 2015. A first submission of the Chemistry, Manufacturing and Controls (CMC) Technical Section to the FDA is expected during the third quarter of 2015. Allowing for two submissions, both subject to six-month review periods by the FDA, completion of the CMC Technical Section is currently anticipated in the second half of 2016.

Management Discussion
Michael F. Brigham, President and CEO, commented, "Our product sales growth, especially during the last half of 2014, has been very strong. Sales of First Defense® and related product line extensions increased by 43%, or $1,110,000, during the six-month period ended December 31, 2014 in comparison to the same period in 2013. First Defense® sales increased by 27%, or $1,467,000, to $6,958,000 during the year ended December 31, 2014, compared to a year ago."

Mr. Brigham expanded on the results commenting, "We continue to execute on the two core components of our business strategy. First, we are expanding the market penetration of First Defense®, our best-in-class treatment for calf scours. Second, we are advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows without a milk discard requirement. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today that are all sold subject to a milk discard requirement."

Mr. Brigham concluded, "With three Technical Section Complete Letters from the FDA in hand, we are focused on the remaining two Technical Sections required to introduce Mast Out® to the market. Mast Out® has the potential to revolutionize the way that mastitis is treated by making earlier treatment of subclinical infections in cows economically feasible by not requiring a milk discard during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition. Our current timeline projects FDA approval around the end of 2016."

                Unaudited Condensed Statements of Operations

                                  For the Three-Month
                                     Periods Ended      For the Years Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------

Product sales                    $   2,205  $   1,559  $   7,597  $   6,007
Cost of goods sold                     862        951      3,148      2,947
                                 ---------  ---------  ---------  ---------
  Gross margin                       1,343        608      4,449      3,060

Product development expenses           463        325      2,179      1,154
Sales, marketing and
 administrative expenses               681        493      2,476      1,926
                                 ---------  ---------  ---------  ---------
  Operating expenses                 1,144        818      4,655      3,080
                                 ---------  ---------  ---------  ---------

NET OPERATING INCOME (LOSS)            199       (210)      (206)       (20)

Other (expenses) revenues, net         (10)       (43)       (49)       225
                                 ---------  ---------  ---------  ---------

INCOME (LOSS) BEFORE INCOME
 TAXES                                 189       (253)      (255)       205

Income tax (expense) benefit           (58)       102         88        (88)
                                 ---------  ---------  ---------  ---------

NET INCOME (LOSS)                $     131  $    (151) $    (167) $     117
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
  Basic                              3,027      3,021      3,027      3,019
  Diluted                            3,109      3,021      3,027      3,085

NET INCOME (LOSS) PER SHARE:
  Basic                          $    0.04  $   (0.05) $   (0.06) $    0.04
  Diluted                        $    0.04  $   (0.05) $   (0.06) $    0.04

                    Unaudited Selected Balance Sheet Data

                                                                 (Audited)
                                                     As of         As of
                                                  December 31,  December 31,
                                                      2014          2013
                                                 ------------- -------------
(In thousands)
Cash, cash equivalents, short-term and long-term
 investments                                     $       3,835 $       5,255
Net working capital                                      4,460         6,632
Total assets                                            11,052        10,961
Stockholders' equity                             $       9,258 $       9,396

Conference Call
Interested parties can access the conference call by dialing (866) 652-5200 or (412) 317-6060 at 4:30 PM EST today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10060351.

About ImmuCell
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at our website, (http://www.immucell.com).

Safe Harbor Statement:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce pharmaceutical-grade Nisin for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce pharmaceutical-grade Nisin for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, the uncertainties associated with product development and pharmaceutical-grade Nisin manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com